August 20, 2009 06:30 AM Eastern Daylight Time

CHARLES LESSER NAMED CHIEF EXECUTIVE OFFICER OF PANGLOBAL
BRANDS, INC. KELLY FOUNTAIN NAMED PRESIDENT OF SCRAPBOOK AND
SOSIK DIVISIONS

LOS ANGELES--(BUSINESS WIRE)--Panglobal Brands, Inc. (OTCBB: PNGB) has appointed Charles Lesser as Chief Executive Officer effective August 17, 2009. Mr. Lesser has been Chief Financial Officer since October 22, 2007 and will retain that additional office. Previously, Mr. Lesser was the Chief Financial Officer and a consultant to True Religion Apparel, Inc. and its wholly-owned subsidiary, Guru Denim Inc. While at True Religion Apparel, Inc., he helped grow the premium jeans manufacturer from a start-up venture to $140 million in sales revenue and to a $500 million market capitalization.

Stephen Soller has been the Chief Executive Officer of Panglobal Brands, Inc. since February 12, 2007 soon after the Company became an apparel business and he has overseen the growth of the Company from its beginnings to the multi-brand apparel company that it is today. Mr. Soller has resigned to pursue other business interests. Mr. Soller has been a member of the Board of Directors since his first involvement with Panglobal Brands, Inc and will continue to remain on the Board.

Ms. Kelly Fountain joined Panglobal Brands, Inc. on June 8, 2009 as the new President for the Scrapbook product division, but will also assume responsibility for the Sosik product division. Ms. Fountain was previously Vice President with Koral Industries, Inc. where she worked approximately 21 years and was responsible for Design and Merchandising for this $160 million private apparel company. Kelly attended the Fashion Institute of Technology in New York and brings to Panglobal over 30 years of apparel experience in design, sales and merchandising. Kelly's focus will be to re-structure these divisions and to create opportunities across all divisions to promote product and sales growth. Rounding out the management team is Mr. Gary Bub, head of operations. Gary has 20 years of apparel company experience, primarily in production and operations.

“The Board wishes Stephen Soller great success in his new business venture and thanks him for his past and his future service to the Board of Directors of Panglobal Brands, Inc. We welcome Kelly, Gary and Charles in their new management roles and as part of the newly-formed executive management committee,” said Dru Narwani, Chairman of the Board of Directors of Panglobal Brands Inc.

About Panglobal Brands Inc.

Panglobal Brands, Inc. is committed to building a diverse stable of apparel brands, capitalizing on opportunities to participate in the hottest fashion trends as they happen. Our business strategy is to create a balance with dynamic branded products and the traditionally more stable private label apparel business by selling branded products through specialty retailers and by running a private label division catering to department store chains. Our current brands include: SoSik, which represents affordable fashions for the burgeoning junior market; Scrapbook and Crafty Couture, which are aimed at the teen and junior markets and features mix and match knits; Tea &

Honey, a casual ladies wear collection; and Haven, a value oriented contemporary print dress label.

This strategy plus a management team with significant apparel industry experience, enables Panglobal Brands to bring eye-popping product lines to market at competitive price points.

Forward-Looking Statements

This news release contains “forward-looking statements.” Statements in this press release, which are not purely historical, are forward-looking statements and include statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and assumptions or expectations relating to any future events, conditions, performance or other matters. Such forward-looking statements include, among others, that:; (i) we can build brand recognition by marketing our products to fashion conscious consumers, (ii) we can re-structure, merchandise and promote sales and product growth for the scrapbook division. Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, and general economic condition. In regards to our company, the following are also risk factors: our ability to finance operations and growth, our ability to attract and retain employees and consultants, our ability to finance our operations, competition from cheaper or more accepted products, and our ability to keep control on costs. Increased sales do not necessarily result in increased profit or any profit. Readers should also refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-Q, annual reports on Form 10-K and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission available at www.sec.gov.

The Company assumes no obligation to update the information in this release.

Contacts

Panglobal Brands Inc.

Charles Lesser, 323-266-6500

Chief Executive Officer